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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 9, 2002, relating the financial statements of each of the portfolios of Fresco Index Shares Funds, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.. We also consent to the reference to us under the heading "General Information" in the Prospectus and to the reference to us under the heading "Counsel and Independent Auditors" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
October 9, 2002